Exhibit 99.1

BERKSHIRE GREY, INC.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except for share data)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$52,830	$93,857
Accounts receivable	2,669	16,752
Inventories, net	2,719	758
Deferred fulfillment costs (see Note 7 for related party transactions)	13,373	3,461
Prepaid expenses	2,537	804
Other current assets	2,091	132

Total current assets	76,219	115,764
Property and equipment – net	10,466	9,403
Restricted cash	1,121	1,121
Deferred transaction costs	1,770	—
Other non-current assets	24	101

Total assets	$89,600	$126,389

LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,412	$1,681
Accrued expenses	12,339	7,771
Contract liabilities (see Note 7 for related party transactions)	23,765	22,331
Other current liabilities	181	182

Total current liabilities	41,697	31,965
Share-based compensation liability	21,371	3,047
Other non-current liabilities	1,996	2,057

Total liabilities	65,064	37,069

Commitments and contingencies (Note 13)
Mezzanine equity:
Redeemable convertible preferred stock – $0.001 par value; 32,055,463 shares authorized; 28,207,674 shares issued and outstanding at June 30, 2021 and December 31, 2020; aggregate liquidation preference of $239,447 as of June 30, 2021 and December 31, 2020 (Note 8)	223,442	223,442
Stockholders’ deficit:
Common stock – $0.001 par value; 44,531,024 shares authorized, 4,814,981 shares issued, and 3,895,473 and 3,623,109 shares outstanding as of June 30, 2021 and December 31, 2020, respectively	3	3
Additional paid-in capital	29,237	17,578
Accumulated deficit	(228,141)	(151,704)
Accumulated other comprehensive income (loss)	(5)	1

Total stockholders’ deficit	(198,906)	(134,122)

Total liabilities, mezzanine equity, and stockholders’ deficit	$89,600	$126,389

The accompanying notes are an integral part of these unaudited consolidated financial statements.

BERKSHIRE GREY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except for share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenue (see Note 7 for related party transactions)	$4,503	$2,752	$8,468	$29,028
Cost of revenue (see Note 7 for related party transactions)	5,240	2,658	9,938	27,392

Gross (loss) profit	(737)	94	(1,470)	1,636
Operating expenses:
General and administrative expense	4,710	2,877	8,853	6,722
Sales and marketing expense	10,540	1,667	38,023	3,338
Research and development expense	15,741	9,163	28,051	17,200

Total operating expenses	30,991	13,707	74,927	27,260

Loss from operations	(31,728)	(13,613)	(76,397)	(25,624)
Interest income, net	3	8	14	273
Other (expense) income, net	(22)	3,922	(42)	3,926

Net loss before income taxes	(31,747)	(9,683)	(76,425)	(21,425)
Income tax	7	—	12	—

Net loss	$(31,754)	$(9,683)	$(76,437)	$(21,425)

Other comprehensive loss:
Net foreign currency translation adjustments	—	—	(6)	—

Total comprehensive loss	$(31,754)	$(9,683)	$(76,443)	$(21,425)

Net loss per common share – basic and diluted	$(8.21)	$(2.74)	$(20.21)	$(6.07)

Weighted average shares outstanding – basic and diluted	3,868,554	3,532,100	3,781,658	3,528,301

The accompanying notes are an integral part of these unaudited consolidated financial statements.

BERKSHIRE GREY, INC.

Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit

(Unaudited)

(in thousands, except share data)

	Mezzanine equity Series A and B		Common stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Total stockholders’
	Shares	Amount	Shares	Amount	capital	deficit	income (loss)	deficit
Balance – December 31, 2020	28,207,674	$223,442	3,623,109	$3	$17,578	$(151,704)	$1	$(134,122)

Proceeds from exercise of stock options	—	—	229,281	—	278	—	—	278
Stock-based compensation	—	—	—	—	1,165	—	—	1,165
Other comprehensive loss	—	—	—	—	—	—	(6)	(6)
Net loss	—	—	—	—	—	(44,683)	—	(44,683)

Balance – March 31, 2021	28,207,674	$223,442	3,852,390	$3	$19,021	$(196,387)	$(5)	$(177,368)

Proceeds from exercise of stock options	—	—	43,083	—	217	—	—	217
Reclassification of restricted stock to equity					8,836			8,836
Stock-based compensation	—	—	—	—	1,163	—	—	1,163
Net loss	—	—	—	—	—	(31,754)	—	(31,754)

Balance – June 30, 2021	28,207,674	$223,442	3,895,473	$3	$29,237	$(228,141)	$(5)	$(198,906)

Balance – December 31, 2019	28,207,674	$223,442	3,521,477	$3	$14,028	$(94,061)	$—	$(80,030)

Proceeds from exercise of stock options	—	—	—	—	32	—	—	32
Stock-based compensation	—	—	—	—	461	—	—	461
Net loss	—	—	—	—	—	(11,742)	—	(11,742)

Balance – March 31, 2020	28,207,674	$223,442	3,521,477	$3	$14,521	$(105,803)	$—	$(91,279)

Proceeds from exercise of stock options	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	361	—	—	361
Net loss	—	—	—	—	—	(9,683)	—	(9,683)

Balance – June 30, 2020	28,207,674	$223,442	3,521,477	$3	$14,882	$(115,486)	$—	$(100,601)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

BERKSHIRE GREY, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(76,437)	$(21,425)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,217	158
Loss on disposal of fixed assets	15	—
Gain on change in fair value of warrants	—	(3,921)
Gain on foreign currency transactions	37	—
Stock-based compensation	29,488	1,259
Change in operating assets and liabilities
Accounts receivable	14,083	(2,914)
Inventories	(1,961)	(444)
Deferred fulfillment costs	(9,912)	17,693
Prepaid expenses and other assets	(3,729)	(215)
Accounts payable	3,621	(235)
Accrued expenses	2,866	(538)
Contract liabilities	1,434	(25,195)
Other liabilities	(62)	261

Net cash used in operating activities	(39,340)	(35,516)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(2,139)	(2,114)

Net cash used in investing activities	(2,139)	(2,114)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	495	32

Net cash provided by financing activities	495	32
Effect of exchange rate on cash	(43)	—

Net decrease in cash, cash equivalents, and restricted cash	(41,027)	(37,598)
Cash, cash equivalents, and restricted cash at beginning of period	94,978	159,448

Cash, cash equivalents, and restricted cash at end of period	$53,951	$121,850

NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchase of property and equipment included in accounts payable and accrued expenses	$156	$1,127

Deferred transaction costs not yet paid included in accrued expenses	$1,656	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

BERKSHIRE GREY, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Berkshire Grey, Inc. (“Berkshire Grey,” “we,” “us,” “our,” or the “Company”) is a development stage Intelligent Enterprise Robotics (“IER”) company incorporated in 2013. The Company is based in Bedford, MA and has approximately 350 employees.

Berkshire Grey is a robotics and artificial intelligence company delivering automation solutions to global retail, e-commerce, and logistics companies. The Company helps customers change the way they do business by combining artificial intelligence and robotics to automate commerce fulfillment. The Company’s solutions automate key fulfilment processes including pick, pack, and sort operations in customer warehouses and fulfillment centers.

On July, 21, 2021 the Company consummated the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated February 23, 2021, by and among the Company, Revolution Acceleration Acquisition Corp. (“RAAC”), and Pickup Merger Corp, a Delaware corporation and a direct, wholly owned subsidiary of RAAC (“Merger Sub”). Pursuant to the Merger Agreement, RAAC amended and restated its second amended and restated certificate of incorporation and its bylaws such that RAAC changed its name to “Berkshire Grey, Inc.”. Refer to Note 1 “Merger Agreement” and Note 14 “Subsequent Events” for further details.

Basis of Presentation

The unaudited condensed consolidated financial statements reflect the financial position, results of operations, and cash flows of Berkshire Grey, Inc. The accompanying unaudited condensed consolidated financial statements include those of Berkshire Grey and its subsidiaries, after elimination of all intercompany balances and transactions. The Company prepared the accompanying unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The information included in these unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Registration Statement filed by Revolution Acceleration Acquisition Corp. (“RAAC”) on Form S-4 for the fiscal years ended December 31, 2020 and 2019. The unaudited condensed consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods and dates presented. Interim results are not necessarily indicative of results for the full fiscal year or any future periods.

For the Company’s subsidiaries that transact in a functional currency other than the U.S. dollar, assets and liabilities are translated into U.S. dollars at period-end foreign exchange rates. Revenues and expenses are translated into U.S. dollars at the average foreign exchange rates for the period. Translation adjustments are excluded from the determination of net income and are recorded in accumulated other comprehensive income (loss), a separate component of stockholders’ deficit.

Merger Agreement

On February 23, 2021, the Company entered into the Merger Agreement, by and among the Company, RAAC, and Merger Sub, which provides for, among other things, the merger of Merger Sub with and into the Company, with the Company being the surviving corporation of the merger and a direct, wholly owned subsidiary of RAAC as a consequence of the merger (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “RAAC Business Combination”). The Merger Agreement and the transactions contemplated thereby were unanimously approved by the board of directors of the Company on February 23, 2021 and by the board of directors of RAAC.

Subject to the terms and conditions of the Merger Agreement, the consideration to be paid in respect of each share of common stock, par value $0.001 per share, of the Company (“Berkshire Grey Common Stock”) issued and outstanding (other than (i) any such shares held in the treasury of the Company and (ii) any shares held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights) immediately prior to the effective time of the Merger will be a number of shares of newly issued Class A common stock of RAAC (with each share valued at $10.00), par value $0.0001 per share (“Class A Stock”), equal to (x) $2,250,000,000 divided by (y) the number of shares of Aggregate Fully Diluted Company Stock (as defined in the Merger Agreement). Immediately prior to the closing of the RAAC Business Combination (the “Closing”), all of the outstanding shares of each series of preferred stock, par value $0.001 per share, of the Company (“Berkshire Grey Preferred Stock”) will be converted into shares of Berkshire Grey Common Stock.

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION (cont.)

At the Closing, each outstanding option to acquire Berkshire Grey Common Stock and each award of restricted Berkshire Grey Common Stock will be converted into the right to receive an option relating to shares of RAAC Class A Stock and an award of restricted shares of RAAC Class A Stock, as applicable, upon substantially the same terms and conditions, including with respect to vesting and termination-related provisions, as existed prior to the Closing, except that the number of shares underlying such option and the exercise price and the number of shares subject to restricted stock awards, in each case, shall be determined as set forth in the Merger Agreement.

Each Company, RAAC and Merger Sub, have made representations, warranties and covenants that are customary for a transaction of this nature. The representations and warranties contained in the Merger Agreement terminate and are of no further force or effect as of the Closing.

The Merger Agreement contains additional covenants of the parties, including, among others, covenants providing for (a) the parties to conduct their respective businesses in the ordinary course through the Closing, subject to certain exceptions, (b) the Company and RAAC to cease discussions regarding alternative transactions, (c) RAAC to prepare with the Company’s cooperation and to file with the SEC a registration statement on Form S-4 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the shares of RAAC Class A Stock issued in the Merger (the “Registration Statement”), (d) RAAC to prepare with the Company’s cooperation and to file with the SEC a proxy statement as part of the Registration Statement soliciting proxies from the Company’s stockholders to vote in favor of approval of the Merger Agreement, the transactions contemplated thereby and certain other matters in connection with the RAAC Business Combination at a RAAC stockholders’ meeting called therefor and (e) the parties providing required notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

In connection with the Closing, RAAC will amend and restate its second amended and restated certificate of incorporation and its bylaws such that RAAC will (i) change its name to “Berkshire Grey, Inc.” and (ii) have a board of directors initially consisting of up to thirteen (13) directors, with one director nominee designated by RAAC and up to twelve (12) director nominees to be mutually agreed by RAAC and the Company.

The consummation of the transactions contemplated by the Merger Agreement is subject to customary closing conditions for special purpose acquisition companies, including, among others: (a) approval of the Berkshire Grey Business Combination by the company’s stockholders and RAAC’s stockholders, (b) the Registration Statement being deemed effective (c) RAAC having at least $5,000,001 of net tangible assets, (d) the expiration or termination of the waiting period under the HSR Act, (e) the approval for listing on The Nasdaq Stock Market LLC of the shares of RAAC Class A Stock to be issued in connection with the Merger, and (f) as a condition to the Company’s obligations to consummate the Berkshire Grey Business Combination, the RAAC having at least $200,000,000 in available cash, after taking into account payments required to satisfy RAAC’s stockholder redemptions and the net proceeds from the PIPE Investment (as defined below).

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including (a) by mutual written consent of the parties, (b) by either the Company or RAAC if a final and non-appealable order has been issued or governmental action that permanently makes consummation of the transactions illegal or otherwise prevents or prohibits the Berkshire Grey Business Combination, (c) by the Company (i) if RAAC’s stockholders do not vote to approve the Berkshire Grey Business Combination at RAAC’s stockholders’ meeting convened for such purpose, (ii) upon a breach by RAAC or Merger Sub that gives rise to a failure of a closing condition that cannot be cured or has not been cured within 30 days’ notice and RAAC continues to use its reasonable best efforts to cure, or (iii) if the Berkshire Grey Business Combination is not consummated by August 23, 2021 (the “Outside Date”), unless the Company is in material breach of the Merger Agreement, and (d) by the RAAC (i) if approval by the Company’s stockholders is not obtained within two business days of the Registration Statement being declared effective by the SEC and delivered or otherwise made available to stockholders, (ii) upon a breach by the Company that gives rise to a failure of a closing condition that cannot be cured or has not been cured within 30 days’ notice and the Company continues its reasonable best efforts to cure, or (iii) if the Berkshire Grey Business Combination is not consummated by the Outside Date, unless RAAC is in material breach of the Merger Agreement.

Subscription Agreements

Concurrently with the execution of the Merger Agreement, RAAC entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have committed to purchase an aggregate amount of $165,000,000 in shares of Class A Stock at a purchase price of $10.00 per share, substantially concurrent with, and contingent upon, the Closing (the “PIPE Investment”).

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION (cont.)

The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, RAAC is required to, within 30 calendar days following the Closing, file with the SEC a registration statement registering the resale of the securities issued pursuant to the Subscription Agreements. Additionally, RAAC is required to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof and (ii) the 10th business day after the date RAAC is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in the Subscription Agreements are not satisfied on or prior to the closing of the PIPE Investment and, as a result thereof, the transactions contemplated by such Subscription Agreement fail to occur; and (d) if the consummation of the Berkshire Grey Business Combination has not occurred by the Outside Date.

Liquidity

The Company incurred net losses and negative cash flows from operations for the six months ended June 30, 2021, and historically relied upon financing activities to fund operations. As described in Note 8, as of June 30, 2021 the Company raised approximately $227.3 million, net of issuance costs, from the issuance of preferred stock and warrants. Management believes the capital raised, in combination with the transaction proceeds discussed in Note 14, will be sufficient to fund its current operations, projected working capital requirements, and capital spending for a period beyond the next 12 months.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates and judgments include, but are not limited to, revenue recognition (including performance obligations, variable consideration and other obligations such as product returns); realizability of deferred fulfillment costs, inventory, and warranty; accounting for stock-based compensation including performance-based assessments; and accounting for income taxes and related valuation allowances. Actual results may differ from estimates.

Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company’s cash equivalents consist of money market funds. Restricted cash represents cash on deposit with a financial institution as collateral for the Company’s corporate credit cards and an irrevocable standby letter of credit as security for the Company’s obligations under the lease for its headquarters in Massachusetts.

The Company has included restricted cash as a non-current asset as of the six months then ended June 30, 2021 and 2020. A reconciliation of the amounts of cash, cash equivalents, and restricted cash from the consolidated cash flow statements to the consolidated balance sheets is as follows:

	June 30,	June 30,
	2021	2020
	(in thousands)
Cash	$1,334	$2,578
Money Market funds in Cash and Cash Equivalents	51,496	118,151
Restricted cash	1,121	1,121

Cash, cash equivalents, and restricted cash	$53,951	$121,850

Concentration of Credit Risk and Significant Customers

Financial instruments which potentially expose the Company to concentrations of credit risk consist of accounts receivable and cash and cash equivalents.

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Sales of the Company’s products are concentrated among specific customers. At June 30, 2021 and December 31, 2020, five and three customers accounted for 100% of the Company’s accounts receivable balance, respectively. For the three and six months ended June 30, 2021, the Company generated 100% of revenues from five significant customers. For the three and six months ended June 30, 2020, the Company generated approximately 100% of revenues from two and three significant customers, respectively. The Company believes that credit risks associated with these contracts are not significant due to the customers’ financial strength.

The Company places cash and cash equivalents with high-quality financial institutions. The Company is exposed to credit risk in the event of default by these institutions to the extent the amount recorded on the consolidated balance sheets exceeds federally insured limits.

Deferred Transaction Costs and Transaction Costs Payable

As part of the transaction with RAAC, the Company has accrued direct and incremental transaction costs related to the merger which will be deducted from the combined entity’s additional paid-in capital at the closing of the transaction when the proceeds are received.

As of June 30, 2021, the Company had recorded $1.8 million of transaction costs payable to advisers, which is reported as a non-current asset on the consolidated balance sheet.

Net Loss Per Common Share

Basic EPS is computed by dividing the loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted income per share is calculated using the Company’s weighted-average outstanding common shares including the dilutive effect of stock awards as determined under the treasury stock method and convertible Preferred Stock using the if-converted method. Diluted EPS excludes all dilutive potential shares if their effect is antidilutive.

For the six months ended June 30, 2021 and 2020, restricted stock awards and stock options representing approximately 5.7 million and 4.1 million shares of common stock, respectively, and convertible preferred shares representing approximately 28.2 million shares of common stock were excluded from the computation of diluted earnings per share as their effect would have been antidilutive. Accordingly, basic and diluted net loss per share are the same for both periods.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This guidance requires a dual approach for lessee accounting under which a lessee will account for leases as finance leases or operating leases. This guidance is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods beginning after December 15, 2022, and early adoption is permitted. This standard can be applied at the beginning of the earliest period presented using the modified retrospective approach, which includes certain practical expedients that an entity may elect to apply, including an election to use certain transition relief. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases and ASU 2018-11, Leases (Topic 842): Targeted Improvements, which make improvements to ASC 842 and allow entities to not restate comparative periods in transition to ASC 842 and instead report the comparative periods under ASC 840. The Company is currently assessing the impact that adoption of this ASU will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments. This ASU amends the impairment model by requiring entities to use a forward-looking approach based on expected losses rather than incurred losses to estimate credit losses on certain types of financial instruments. This may result in the earlier recognition of allowances for losses. The guidance is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Company does not expect the adoption of this ASU to have a significant impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes — Simplifying the Accounting for Income Taxes. The ASU simplifies the accounting for income taxes by removing certain exceptions to the general principles as well as clarifying and amending existing guidance to improve consistent application. The amendments to this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. Depending on the amendment, adoption may be applied on the retrospective, modified retrospective or prospective basis. The Company is currently assessing the impact that adoption of this ASU will have on its consolidated financial statements.

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Initial Adoption of New Accounting Policies

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. This ASU eliminates, modifies, and adds disclosure requirements for fair value measurements. The amendments in this ASU are effective for the Company for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The Company adopted this ASU as of January 1, 2020. The adoption of the ASU did not have a material impact on the consolidated financial statements and related disclosures.

3. INVENTORIES, net

Inventories consist of the following:

	June 30,	December 31,
	2021	2020
	(in thousands)
Work in progress	$13	$3
Finished goods	2,706	755

Inventory, net	$2,719	$758

4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	June 30,	December 31,
	2021	2020
	(in thousands)
Leasehold improvements	$6,224	$5,907
Machinery and equipment	10	15
Furniture and fixtures	784	714
Research and development equipment	4,679	2,794
Computer hardware and software	1,513	1,219
Construction in progress	93	437

Subtotal	13,303	11,086
Less: Accumulated depreciation	2,837	1,683

Property and equipment, net	$10,466	$9,403

Depreciation expense for the three and six months ended June 30, 2021 was approximately $0.7 million and $1.2 million, respectively. Depreciation expense for the three and six months ended June 30, 2020 was approximately $0.8 million and $1.0 million, respectively.

5. ACCRUED EXPENSES

Accrued expenses consist of the following:

	June 30,	December 31,
	2021	2020
	(in thousands)
Accrued compensation	$3,871	$5,424
Accrued sales taxes payable	185	879
Accrued professional services	2,045	754
Accrued materials	4,077	401
Accrued other	2,049	272
Accrued warranty	112	41

Accrued expenses	$12,339	$7,771

5. ACCRUED EXPENSES (cont.)

Accrued Warranty

The Company provides a limited warranty ranging from one to three years. Estimated warranty obligations are recorded as an expense upon customer acceptance of related products. Factors that affect the estimated warranty liability include number of products accepted, historical and anticipated rates of warranty claims, cost per claim, and vendor-supported warranty programs. The Company periodically assesses the adequacy of our recorded warranty liabilities and adjusts the amounts as necessary. The amount of liability recorded is equal to the estimated costs to repair or otherwise satisfy claims made by customers.

Changes in our product warranty consist of the following:

	June 30,	December 31,
	2021	2020
	(in thousands)
Beginning balance	$41	$317
Accrual (reversal) for warranty expense	107	(136)
Warranty costs incurred during period	(36)	(140)

Ending balance	$112	$41

6. REVENUE

The Company primarily derives its revenue from selling robotic fulfillment and material handling systems, which consist of a network of automated machinery installed at the customer location and configured to meet specified performance requirements, such as accuracy, throughput and up-time. Revenue is recognized when control of the promised products is transferred to the customer, or when services are satisfied under the contract, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services (the transaction price). Revenue is recognized only to the extent that it is probable that a significant reversal of revenue will not occur. Taxes collected from customers, which are subsequently remitted to governmental authorities, are excluded from revenue.

The Company’s contracts typically have multiple performance obligations that may include system delivery, installation, testing, and training. Judgment is required to determine whether performance obligations specified in these contracts are distinct and should be accounted for as separate revenue transactions for recognition purposes. The Company also provides assurance-based warranties that are not considered a distinct performance obligation. The Company allocates the total transaction price to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. The Company uses a cost-plus margin approach to determine the stand-alone selling price for separate performance obligations.

Each customer contract is evaluated individually to determine the appropriate pattern of revenue recognition. Contracts that are recognized over time meet the criteria that the Company is creating or enhancing an asset that the customer controls. The system is delivered to the customer and control is transferred, after which point the Company performs installation and implementation services to fully integrate the system at the customer’s location. As such, revenue recognition begins upon delivery, continues throughout the installation and implementation period, and concludes upon customer acceptance. Revenue from customer contracts is generally expected to be recognized over a period of three to six months. There historically have been, and potentially will be in the future, customer contracts that contain obligations and timelines that result in revenue being recognized over extended periods, which may include periods greater than 12 months. The Company typically uses total estimated labor hours as the input to measure progress as labor hours represent work performed, which corresponds with, and thereby best depicts, the transfer of control to the customer. Installation and training services are evaluated together with the delivery of robotic fulfillment or material handling systems as a singular performance obligation.

The Company determined that the revenue of one of its robotic fulfillment system contracts should be recognized at a point in time as the contract did not meet any of the three criteria to recognize revenue over time as defined in ASC 606-10-25-27 due to the terms within the contract. Obligations under this contract were fulfilled in March 2020 and the Company determined no similar contracts exist as of June 30, 2021 or December 31, 2020.

Other performance obligations recognized at a point in time include the sale and delivery of spare parts and pilot agreements. Pilot agreements are typically short-term contracts designed to demonstrate the Company’s technology and ability to serve the customer. Due to the exploratory nature of pilot agreements, revenue is recognized at a point in time once the evaluation activities are complete.

6. REVENUE (cont.)

Other performance obligations recognized over time include, but are not limited to, maintenance, extended support, and research services, which are recognized ratably on a straight-line-basis as the Company assumes an even distribution of performance over the service period.

Shipping and handling activities that occur after control of a product has transferred to the customer are accounted for as fulfillment activities rather than performance obligations, as allowed under a practical expedient provided by ASC 606. Shipping and handling fees charged to customers are recognized as revenue and the related costs are included in cost of revenue at the point in time when ownership of the product is transferred to the customer.

The following table disaggregates revenue by timing of transfer of goods or services:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Transferred over time	$4,275	$2,535	$8,211	$6,465
Transferred at a point in time	228	217	257	22,563

Total revenue	$4,503	$2,752	$8,468	$29,028

Payment terms offered to customers are defined in contracts and do not include a significant financing component. Payment milestones typically exist throughout the course of a contract and generally occur upon signing of an agreement, delivery of a system, start and completion of installation and testing, and upon acceptance of the system. The nature of the Company’s contracts may give rise to variable consideration, typically related to fees charged for shipping and handling. The Company generally estimates such variable consideration at the most likely amount. In addition, the Company includes the estimated variable consideration in the transaction price to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the related uncertainty is resolved. These estimates are based on historical experience and the Company’s best judgment at the time. Because of the certainty in estimating these amounts, they are included in the transaction price of the Company’s contracts and the associated remaining performance obligations. The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected duration of one year or less.

Contracts may be modified to account for changes in contract specifications and requirements. Contract modifications exist when the modification either creates new or changes the existing enforceable rights and obligations. Most of the Company’s contract modifications are for goods or services that are not distinct from the existing contract due to the significant integration service provided in the context of the contract and are accounted for as if they were part of that existing contract. The effects of a contract modification on the transaction price, and the measure of progress for the performance obligation to which it relates, are recognized as an adjustment to revenue on a cumulative catch-up basis.

Deferred Fulfillment Costs and Contract Balances

As of June 30, 2021 and December 31, 2020, the Company incurred $13.4 million and $3.5 million of net deferred fulfillment costs, respectively.

Changes in the contract liability balance during the six months ended June 30, 2021 were due to the Company receiving additional advanced cash payments from customer contracts and the Company recognizing revenue as performance obligations were met. The following table summarizes changes in contract liabilities during the six months ended June 30, 2021:

Contract Liabilities
(in thousands)
Contract liabilities at December 31, 2020	$22,331

Additions to contract liabilities during the period	9,728
Revenue recognized in the period from:
Amounts included in contract liabilities at the beginning of the period	(7,084)
Amounts added to contract liabilities during the period	(1,210)

Contract liabilities at June 30, 2021	$23,765

There were no significant contract asset balances for all periods presented.

7. RELATED PARTY TRANSACTIONS

In June 2019, the Company entered into two customer contracts with an affiliate of one of its primary investors. Related to these contracts, as of June 30, 2021 and December 31, 2020, the Company recorded $0.5 million and $1.4 million in net deferred fulfillment costs, respectively, and $1.4 million and $4.6 million in contract liabilities, respectively. For the three and six months ended June 30, 2021, the Company recognized approximately $1.5 million and $3.1 million in revenue and approximately $0.4 million and $1.2 million in cost of revenue related to these customer contracts, respectively. For the three and six months ended June 30, 2020, the Company recognized approximately $2.4 million and $6.2 million in revenue and approximately $1.1 million and $2.7 million in cost of revenue related to these customer contracts, respectively.

In October 2019, the Company issued a Partial Recourse Secured Promissory Note (the “Promissory Note”) to an executive officer for approximately $9.9 million with an interest rate of 1.86% per annum compounded annually. Under the terms of the Promissory Note, the officer will be personally liable for 51% of the unpaid balance of the principal and any accrued interest. The entire principal amount was used to purchase 1,191,872 shares of restricted stock. The Promissory Note is collateralized by the restricted common stock. The Company determined that the entire Promissory Note must be treated as non-recourse; as such, the balance of the note and related accrued interest are not presented on the consolidated balance sheet. Refer to Note 9 for further information on the treatment of stock-based compensation related to these purchased shares.

On February 23, 2021 the Company entered into a Stock Repurchase Agreement with the executive officer. In the Stock Repurchase Agreement, the Company’s Board of Directors authorized the repurchase of a sufficient number of vested shares of common stock from the executive officer, at a per share price equal to the per share price as defined in the Merger Agreement. The sale and repurchase will repay in full all of the outstanding principal and accrued interest under the Promissory Note and is contingent upon the completion of the business combination. Refer to Note 14 “Subsequent Events” for further details.

8. CONVERTIBLE PREFERRED STOCK

Preferred Stock

The Company has cumulatively raised $227.3 million, net of issuance costs, in venture financing through the sale and issuance of Preferred Stock and warrants as of June 30, 2021 and December 31, 2020. The following table summarizes details of Convertible Preferred Stock authorized, issued and outstanding, and liquidation preference:

	June 30, 2021 and December 31, 2020
	Convertible preferred stock
	Authorized shares	Shares issued and outstanding	Liquidation preference
Series A	2,212,389	2,212,389	$500
Series A-1	2,403,846	2,403,846	2,500
Series A-2	4,118,126	4,118,126	11,098
Series A-3	785,056	785,056	1,058
Series A-4	710,321	710,321	1,531
Series B	5,385,474	5,385,474	24,100
Series B-1	2,804,302	2,804,302	24,110
Series B-2	11,732,302	9,788,160	174,550
Series B-3	1,903,647	—	—

	32,055,463	28,207,674	$239,447

Warrants

In connection with the Series B-2 Preferred Stock financing in 2019, the Company issued a Warrant to purchase up to 1,903,647 shares of Series B-3 Preferred Stock (the “Warrants”) at an exercise price of $11.5913 per share. See Note 10 for additional information regarding the valuation of the Warrants.

On February 23, 2021 in conjunction with the Merger Agreement, the Company entered into a Warrant Termination Agreement with the Warrant holder. Pursuant to the terms of the Merger Agreement, the Warrant is to be surrendered, terminated and cancelled immediately prior to, and contingent upon, the completion of the business combination. Refer to Note 14 “Subsequent Events” for further details.

9. STOCK-BASED COMPENSATION

In 2013, the Company adopted the Berkshire Grey, Inc. 2013 Stock Option and Stock Purchase Plan (the “Plan”) under which the Company may grant incentive stock options, nonqualified stock options, restricted stock, unrestricted stock, restricted stock units, performance awards, or other awards that are convertible into or based on company stock. The maximum number of shares that may be issued under the Plan was 10,017,823 shares as of June 30, 2021 and December 31, 2020. Shares underlying any award that are forfeited, expired, or repurchased will again be available for grant and issuance in connection with future awards under this Plan.

Stock-based compensation expense recognized for all stock-based awards is reported in the Company’s consolidated statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Cost of sales	$35	$28	$70	$56
General and administrative	430	(17)	856	494
Sales and marketing	4,549	65	27,961	233
Research and development	295	240	601	476

Total	$5,309	$316	$29,488	$1,259

Stock Options

The Company did not issue any grants during the six months ended June 30, 2021 and 2020.

The following table summarizes stock option activity under the 2013 Plan for the six months ended June 30, 2021:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)
Outstanding at December 31, 2020	5,956,837	$4.70	8.0

Exercised	272,364	1.82	2.9
Cancelled	4,596	3.65	—
Forfeited	59,055	3.59	—

Outstanding at June 30, 2021	5,620,822	$4.85	7.8

Exercisable at June 30, 2021	2,342,488	$2.71	6.1

Vested or expected to vest at June 30, 2021	5,620,822	$4.85	7.8

As of June 30, 2021, 633,656 of the Options outstanding are subject to performance-based vesting criteria described above.

The total intrinsic value of options exercised in the six months ended June 30, 2021 was approximately $15.5 million.

The Company recognized approximately $1.2 million and $2.4 million in stock-based compensation expense related to stock options during the three and six months ended June 30, 2021, respectively. The Company recognized approximately $0.3 million and $0.8 million in stock-based compensation expense related to stock options during the three and six months ended June 30, 2020, respectively. As of June 30, 2021, there was approximately $12.7 million of total unrecognized compensation cost related to non-vested stock options. The total unrecognized compensation cost will be adjusted for future forfeitures as they occur. As of June 30, 2021, the Company expects to recognize its remaining stock-based compensation expense over a weighted-average period of 2.9 years.

Restricted Stock Sold Through Issuance of Promissory Note

In conjunction with a Partial Recourse Promissory Note issued in October 2019 (See Note 7), the Company also entered into a Restricted Stock Award Agreement with an executive officer (the “RSA Agreement”). Pursuant to the RSA Agreement, the Company granted 1,191,872 shares of common stock (the “Restricted Stock”) at a purchase price of $8.32 per share. The Restricted Stock was purchased by the executive officer with the proceeds from the Promissory Note. As the underlying Restricted Shares are not allocated to the recourse and non-recourse portions of the Promissory Note, the entire note is treated as non-recourse and the shares are treated as options for accounting purposes.

9. STOCK-BASED COMPENSATION (cont.)

The RSA Agreement contains a Repurchase Option, which causes the shares to be classified as a liability. The Repurchase Option expires six months after the shares’ respective vesting date, at which point the shares will be reclassified as equity at the fair value on such date and no further compensation cost is recognized. A portion of the awards are subject to performance-based vesting conditions based primarily on financial performance of the Company and a portion are only subject to time and service-based vesting conditions over a four-year period. The Company will remeasure the fair value of the award at each reporting period until settlement. The Company measured compensation cost for the shares (in-substance stock options) based on the fair value on the grant date using a lattice-based option pricing model. The Company recognizes compensation cost over the requisite service period with an offsetting credit to a share-based liability.

The underlying shares of Restricted Stock are not considered outstanding until the vesting conditions have been achieved and the Promissory Note has been paid. As of June 30, 2021, 248,307 shares of Restricted Stock have vested, and none were forfeited.

The Company recognized approximately $4.2 million and $27.2 million in stock-based compensation expense related to the Restricted Stock during the three and six months ended June 30, 2021, respectively. The Company recognized approximately $(0.1) million and $0.4 million in stock-based compensation expense related to the Restricted Stock during the three and six months ended June 30, 2020, respectively. The expense is presented in the Company’s consolidated statements of operations as sales and marketing expense and general and administrative expense, respectively. As of June 30, 2021, there was approximately $30.5 million of total unrecognized compensation cost related to the Restricted Stock.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

Recurring Fair Value Measurements

The following table summarizes information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy used to determine such fair values:

	June 30, 2021
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Money Market funds in Cash and Cash Equivalents	$51,496	$—	$—	$51,496

Total Assets	$51,496	$—	$—	$51,496

Liabilities
Restricted Stock	$—	$—	$21,371	$21,371

Total Liabilities	$—	$—	$21,371	$21,371

	December 31, 2020
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Money Market funds in Cash and Cash Equivalents	$92,858	$—	$—	$92,858

Total Assets	$92,858	$—	$—	$92,858

Liabilities
Restricted Stock	$—	$—	$3,047	$3,047

Total Liabilities	$—	$—	$3,047	$3,047

Money market funds were valued by the Company using quoted prices in active markets for similar securities, which represent a Level 1 measurement within the fair value hierarchy.

The values for the restricted stock liability are based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy.

During the six months ended June 30, 2021, there were no transfers between Level 1, Level 2, and Level 3.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

Warrants to Purchase Series B-3 Preferred Stock

On July 5, 2019, in connection with the Series B-2 Preferred Stock financing, the Company issued a Warrant to purchase up to 1,903,647 shares of Series B-3 Preferred Stock at an exercise price of $11.5913 per share. The Warrants expire 10 years from the date of issuance and are exercisable for Vested Shares at any time up until the earlier of either the Expiration Date or the occurrence of a Deemed Liquidation Event.

The Warrants were accounted for as liabilities under ASC 480 because the underlying shares are contingently redeemable outside of the issuer’s control. The Warrants are considered freestanding financial instruments as they are separately exercisable and could be separately transferred from the Series B-2 Preferred Stock in the related financing. Such warrant instruments were initially recorded and valued as a Level 3 liability and are accounted for at fair value with changes in fair value reported as a component of other income.

As of June 30, 2020, Management determined, upon evaluation of performance milestones that the vesting of the Warrants was not probable. As such, the Warrants were revalued at $0 as of June 30, 2021 and December 31, 2020. In addition, pursuant to the terms of the Merger Agreement, the Warrants are to be surrendered, terminated and cancelled immediately prior to, and contingent upon, the completion of the business combination.

Restricted Stock Awards

Changes in fair value will be recorded as compensation cost with a corresponding increase or decrease in the share-based liability. No restricted stock awards were exercised during the six months ended June 30, 2021.

The following table summarizes the change in fair value, as determined by Level 3 inputs, of restricted stock for the six months ended June 30, 2021.

Restricted Stock
(in thousands)
Balance at December 31, 2020	$3,047
Change relating to vesting at original issuance price	775
Change in fair value	26,385
Reclassification of restricted stock to equity (see Note 9)	(8,836)

Balance at June 30, 2021	21,371

The fair value of the Company’s Restricted Stock, including subsequent remeasurements, was estimated using an option pricing model using the following assumptions as of June 30, 2021 and December 31, 2020:

	June 30,	December 31,
	2021	2020
Fair Value of the underlying Instrument	$58.60	$6.70 - 13.01
Exercise Price	$9.31 - $9.48	$9.23 - $9.48
Time to liquidity event (in years)	6.1 - 7.1	5.6 - 7.1
Average volatility rate	55.0%	55.0%
Risk-free interest rate	0.93% - 1.27%	0.28% - 0.93%

The risk-free interest rate used is the rate for a U.S. Treasury zero coupon issue with a term consistent with the remaining contractual term of the restricted stock on the date of measurement. The Company based the expected term assumption on the actual remaining contractual term of the respective restricted stock as of the date of measurement. The expected volatility is based on historical volatilities from guideline companies, since there is no active market for the Company’s common stock. The exercise price is calculated based on a function of the purchase price of $8.32 per share multiplied by a compounding interest rate over the expected term consistent with the repayment term of the Promissory Note. As of December 31, 2020, the fair value on the date of measurement of the common stock, the underlying instrument, was estimated by management with the assistance of a third-party valuation specialist.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

As a result of the pending merger with RAAC, management determined that the fair value of the common stock, the underlying instrument, should approximate the fair value of RAAC’s common stock as of the date of measurement and resulted in compensation expense of approximately $4.2 million and $27.2 million for the three and six months ended June 30, 2021. As a result of the pending merger with RAAC, management determined that the fair value of the common stock, the underlying instrument, should approximate the fair value of RAAC’s common stock as of the date of measurement on June 30, 2021. Each unit of Restricted Stock can be exchanged for a single share of Berkshire Grey common stock. Upon the effective date of the merger, any shares held by stockholders of Berkshire Grey will be cancelled and converted into the right to receive a number of newly issued shares of RAAC Class A common stock based on a conversion formula as defined in the Merger Agreement. The Company calculated the conversion ratio based on this formula with inputs known as of June 30, 2021 and applied this ratio to the closing price of RAAC’s current common stock on June 30, 2021 in order to determine the fair value price of a share of the underlying instrument.

11. INCOME TAXES

During the six months ended June 30, 2021 and 2020, the Company recorded no income tax benefits due to the losses incurred and the uncertainty of future taxable income.

Realization of deferred tax assets is dependent upon the generation of future taxable income. As required by ASC 740 Income Taxes, the Company evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets as of June 30, 2021 and December 31, 2020. As the Company has incurred tax losses from inception, the Company determined that it was more likely than not that the Company would not realize the benefits of federal and state net deferred tax assets. Accordingly, a full valuation allowance was established against the net deferred tax assets as of June 30, 2021 and December 31, 2020.

The Company does not believe material uncertain tax positions have arisen to date.

The Company’s effective income tax rate for the three and six months ended June 30, 2021 and 2020 was 0.0%.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted in response to the COVID-19 pandemic. The Company continues to evaluate the impact of the CARES Act, but at present does not expect the CARES Act to result in any material income tax benefit.

12. SEGMENT INFORMATION

In its operation of the business, management, including our chief operating decision maker, who is also our Chief Executive Officer, reviews the business as one segment. The Company currently ships its products to markets in the United States and Japan. Product sales attributed to a country are based on the location of the customer to whom the products are being sold. Long-lived assets are primarily held in the United States.

Product sales by country are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
United States	$2,929	$292	$5,334	$22,792
Japan	1,574	2,460	3,134	6,236

Total revenue	$4,503	$2,752	$8,468	$29,028

13. COMMITMENTS AND CONTINGENCIES

The Company has various non-cancellable operating leases for facilities that expire at various dates through 2031.

Rental expense was approximately $0.5 million and $1.0 million for the three and six months ended June 30, 2021 and 2020, respectively. Rental expense was approximately $0.4 million and $1.0 million for the three and six months ended June 30, 2020, respectively.

13. COMMITMENTS AND CONTINGENCIES (cont.)

As of June 30, 2021, future minimum rental commitments for operating leases with non-cancellable terms in excess of one year were as follows:

Operating Leases
(in thousands)
Remainder of 2021	$1,052
2022	1,601
2023	1,462
2024	1,504
2025	1,473
Thereafter	7,079

$14,171

14. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to [the date that the financial statements were issued]. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

RAAC Business Combination

Merger

On July 21, 2021, the Company completed a business combination transaction (the “Merger”) with RAAC pursuant to the business combination agreement (the “Merger Agreement”) dated February 23, 2021. Upon closing of the business combination transaction, the combined company was renamed Berkshire Grey, Inc.

Closing occurred on July 21, 2021 (the “Closing Date”). The transaction was accounted for as a reverse recapitalization. The Company received gross proceeds of $220.0 million and incurred closing costs of $27.4 million. As of June 30, 2021, $1.8 million of deferred transaction costs were recorded, which consisted of legal, accounting, and other professional services directly related to the Merger. These costs were included in non-current assets on the Company’s consolidated balance sheet. These costs will be offset against proceeds upon accounting for the Closing.

PIPE Investment

Concurrently with the execution of the Merger Agreement, RAAC entered into subscription agreements with certain investors (the “PIPE Investors”) to which the PIPE Investors have committed to purchase an aggregate amount of $165 million in shares of Class A Stock at a purchase price of $10.00 per share. The PIPE Investment was consummated substantially concurrently with the closing of the Merger.

Warrant

On February 23, 2021 in conjunction with the Merger Agreement, the Company entered into a Warrant Termination Agreement with the Warrant holder. On July 21, 20201, pursuant to the terms of the Merger Agreement, the Warrant was terminated immediately prior to the Closing.

Promissory Note

In October 2019, the Company issued a Partial Recourse Secured Promissory Note (the “Promissory Note”) to an executive officer for approximately $9.9 million with an interest rate of 1.86% per annum compounded annually. The entire principal amount was used to purchase 1,191,872 shares of restricted stock. On February 23, 2021 the Company entered into a Stock Repurchase Agreement with the executive officer. In the Stock Repurchase Agreement, the Company’s Board of Directors authorized the repurchase of 174,243 vested shares of common stock from the executive officer which will repay, in full, all the outstanding principal and accrued interest under the Promissory Note. At Closing Date, all outstanding principal and accrued interest under the Promissory Note was repaid and the note was retired.

Performance Options

On July 15, 2021 the Board of Directors determined and approved the performance milestones for 500,044 previously granted performance-based stock options, which included a performance milestone for the successful completion of a material financing event. Upon completion of the Merger approximately 33% of the options vested. The remaining milestones relate to financial metrics based on orders and revenue.